EXHIBIT 12

                      RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)


                          FYE         FYE        FYE         FYE        FYE
                       07/31/96    07/31/95   07/31/94    07/31/93   07/31/92
                       --------    --------   --------    --------   --------
EARNINGS
--------
NET INCOME              70,521      62,716     52,317      43,229     49,446
INTEREST EXPENSE        17,561       7,174      2,289       1,386      1,527
INTEREST COMPONENT
 OF RENTAL EXPENSE         388         394        365         282        239
AMORTIZATION OF
 CAPITALIZED INTEREST      115          98         27          17         14

                     _________________________________________________________

                        88,585      70,382     54,998      44,914     51,226

FIXED CHARGES
-------------
INTEREST EXPENSE        17,561       7,174      2,289       1,386      1,527
INTEREST COMPONENT
 OF RENTAL EXPENSE         388         394        365         282        239
CAPITALIZED INTEREST       203       1,161        586         239         32

                     _________________________________________________________


TOTAL FIXED CHARGES     18,152       8,729      3,240       1,907      1,798

RATIO OF EARNINGS
 TO FIXED CHARGES          4.9         8.1       17.0        23.6       28.5